Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

REINVENT TECHNOLOGY PARTNERS Z,

RTPZ MERGER SUB INC.,

and

HIPPO ENTERPRISES INC.

dated as of March 3, 2021

		Page

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.	Definitions	4
Section 1.2.	Construction	21
Section 1.3.	Knowledge	21

ARTICLE II

THE MERGERS; CLOSING

Section 2.1.	The Mergers	22
Section 2.2.	Effects of the Mergers	22
Section 2.3.	Closing; Effective Time; Second Effective Time	23
Section 2.4.	Closing Deliverables	24
Section 2.5.	Governing Documents	25
Section 2.6.	Directors and Officers	26
Section 2.7.	Tax-Free Reorganization Matters	26

ARTICLE III

EFFECTS OF THE MERGERS ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1.	Conversion of Securities	26
Section 3.2.	Exchange Procedures	28
Section 3.3.	Treatment of Company Options	29
Section 3.4.	Withholding	29
Section 3.5.	Dissenting Shares	30

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1.	Company Organization	30
Section 4.2.	Subsidiaries	31
Section 4.3.	Due Authorization	31
Section 4.4.	No Conflict	32
Section 4.5.	Governmental Authorities; Consents	32

i

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Acquiror Warrant Agreement Amendment
Exhibit D	Form of Company Support Agreement
Exhibit E	Form of Sponsor Support Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G-1	Form of Lock-Up Agreement (Company Directors and Officers)
Exhibit G-2	Form of Lock-Up Agreement (Major Company Equityholders)
Exhibit H	Form of Company Written Consent
Exhibit I	Form of Incentive Award Plan
Exhibit J	Form of Restricted Stock Unit Agreement
Exhibit K	Form of Option Award Agreement
Exhibit L	Form of Employee Stock Purchase Plan
Exhibit M	Form of Restated Certificate

-vi-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of March 3, 2021 (this “Agreement”), is made and entered into by and among Reinvent Technology Partners Z, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), RTPZ Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Hippo Enterprises Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, at least one day prior to the Closing Date (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Delaware Acquiror Common Stock”); (b) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Delaware Acquiror Common Stock; (c) each then issued and outstanding warrant to acquire shares of Acquiror Class A Common Stock (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire an equal number of shares of Delaware Acquiror Common Stock (“Delaware Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (d) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall separate automatically into a share of Delaware Acquiror Common Stock, on a one-for-one basis, and one-fifth of one Delaware Acquiror Warrant;

WHEREAS, Acquiror shall seek the approval by holders of Acquiror Common Warrants of an amendment to the Acquiror Warrant Agreement in the form attached hereto as Exhibit C (the “Acquiror Warrant Agreement Amendment”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “First Merger”), (b) immediately following the First Merger, the surviving corporation of the First Merger will be merged with and into Acquiror (the “Second Merger” and, together with the First Merger, the “Mergers”) and (c) Acquiror will change its name to “Hippo Holdings Inc.”;

WHEREAS, prior to the Effective Time (as defined below), all of the Company Warrants (as defined below) will be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Warrant Settlement”);

WHEREAS, prior to the Effective Time, the Company shall adopt an Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit M (the “Restated Certificate”) which will provide for the automatic conversion of each share of Company Preferred Stock (as defined below) into shares of Company Common Stock (as defined below) immediately prior to the Effective Time at the then-effective conversion rate as calculated pursuant to the terms of the Governing Documents of the Company (the “Preferred Stock Conversion”);

WHEREAS, prior to the Effective Time, each Company Note (as defined below) will be automatically converted into shares of Company Common Stock in accordance with their respective terms (as defined below) (the “Note Conversion”);

WHEREAS, upon the Effective Time and following the Warrant Settlement, the Preferred Stock Conversion, and the Note Conversion, all shares of Company Common Stock (as defined below) will be converted into the right to receive shares of Acquiror Common Stock (as defined below) as set forth in this Agreement;

WHEREAS, upon the Effective Time, each Company Option (as defined below) that is then outstanding will be converted into the right to receive an Acquiror Option (as defined below), subject to certain exceptions and conditions as set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Mergers will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby (including the Restated Certificate), declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the Company’s stockholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Requisite Company Equityholders (as defined below) (each solely in his, her or its capacity as a stockholder of the Company) are concurrently entering into support agreements (each, a “Company Support

Agreement”), a form of which is attached hereto as Exhibit D, pursuant to which, among other things, such persons have irrevocably agreed to vote all of their shares of Company Capital Stock (as defined below), promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, in favor of the approval and adoption of this Agreement and the Mergers and any other matters required to be approved or adopted in order to effect the Mergers and the other transactions contemplated hereby;

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has unanimously (a) determined that it is advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and sole shareholder of Merger Sub, as applicable;

WHEREAS, Acquiror, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders (as of prior to the Effective Time) to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Class B Holders (as defined below) are concurrently entering into support agreements (each, a “Sponsor Support Agreement”), a form of which is attached hereto as Exhibit E, pursuant to which the Class B Holders have irrevocably agreed to, among other things, vote all of their shares of Acquiror Common Stock (as defined below) in favor of the approval and adoption of this Agreement and the Mergers and any other matters required to be approved or adopted in order to effect the Mergers and the other transactions contemplated hereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Delaware Acquiror Common Stock for an aggregate purchase price equal to the Committed PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Sponsor, Acquiror and the Company entered into a Sponsor Agreement, dated as of the date hereof (the “Sponsor Agreement”);

WHEREAS, at the Closing, Acquiror, the Class B Holders, the PIPE Investors, certain Requisite Company Equityholders, and certain of their respective Affiliates, as applicable, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, (i) Acquiror and each of the Company Directors and Officers (as defined below) shall enter into a Lock-Up Agreement in the form attached hereto as Exhibit G-1 (with such changes as may be mutually agreed in writing by Acquiror and the Company), and (ii) Acquiror and each of the Major Company Equityholders (as defined below) shall enter into a Lock-Up Agreement in the form attached hereto as Exhibit G-2 (with such changes as may be mutually agreed in writing by Acquiror and the Company), each of which shall be effective as of the Closing (the Lock-Up Agreements referred to in clauses (i) and (ii), collectively, the “Lock-Up Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2020 Audited Financial Statements” has the meaning specified in Section 6.4(a).

“2020 Unaudited Financial Statements” has the meaning specified in Section 4.8(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means, prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means, prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Delaware Acquiror Common Stock.

“Acquiror Common Warrant” means (a) prior to the Domestication, a Cayman Acquiror Warrant that was included in the units sold as part of Acquiror’s initial public offering and (b) from and following the Domestication, a Delaware Acquiror Warrant resulting from the conversion of such Cayman Acquiror Warrant.

“Acquiror Cure Period” has the meaning specified in Section 10.1(f).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.12 (Capitalization of Acquiror) and Section 5.13 (Brokers’ Fees).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror PIPE Investor” means a PIPE Investor that is set forth on Section 1.1(a) of the Acquiror Disclosure Letter or a permitted assignee of any such PIPE Investor to whom the applicable Subscription Agreement with such PIPE Investor is assigned to in accordance with its terms after the date of this Agreement.

“Acquiror Private Placement Warrant” means (a) prior to the Domestication, a Cayman Acquiror Warrant held by Sponsor and (b) from and following the Domestication, a Delaware Acquiror Warrant resulting from the conversion of such Cayman Acquiror Warrant.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 7.10(b)(i), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 7.10(b)(i), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 7.10.

“Acquiror Transaction Expenses” has the meaning specified in Section 2.4(c).

“Acquiror Warrant Agreement” means the Warrant Agreement, dated as of November 18, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Acquiror Warrant Agreement Amendment” has the meaning specified in the Recitals hereto.

“Acquiror Warrant Amendment Proposal” has the meaning specified in Section 7.10(b).

“Acquiror Warrantholder Approval” means the approval of the Acquiror Warrant Amendment Proposal, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Warrants.

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.21(a)(vi).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of Company Common Shares that are (i) issued and outstanding immediately prior to the Effective Time after giving effect to the Warrant Settlement, the Preferred Stock Conversion, and the Note Conversion, or (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, minus (b) the Treasury Shares outstanding immediately prior to the Effective Time, minus (c) a number of shares equal to the quotient obtained by dividing (A) the aggregate exercise price of the Company Options described in clause (ii) above by (B) the Per Share Merger Consideration (calculated without regard to this clause (c)).

“Aggregate Merger Consideration” means a number of Acquiror Common Shares equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” means the date that is 210 days after the date of this Agreement; provided, however, the Agreement End Date shall be automatically extended for a period of sixty (60) days if on or before such date all of the conditions set forth in Article IX (other than those only capable of being satisfied on the Closing Date) have been satisfied or waived in writing by the Company, Acquiror and Merger Sub except for the conditions specified in Section 9.1(d) or Section 9.1(e).

“Ancillary Agreements” means the Company Support Agreement, the Sponsor Support Agreement, the Sponsor Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Company Written Consent, the Confidentiality Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Applicable SAP” means, with respect to any Insurance Company, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable insurance regulator under the insurance law of such Insurance Company’s domiciliary jurisdiction.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Acquiror Cash” has the meaning specified in Section 9.3(c).

“Base Purchase Price” means the sum of the Enterprise Value and the Company Cash Amount.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” has the meaning specified in Section 4.24(o).

“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Registrar of Companies in Cayman Islands.

“Class B Holders” means holders of shares of Acquiror Class B Common Stock prior to the Domestication.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in the Recitals hereto.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which the Company or its Subsidiaries is party or by which it is bound.

“Committed PIPE Investment Amount” has the meaning specified in Section 5.12(e).

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.22(a).

“Company Board” means the Board of Directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Cash Amount” means $522,000,000.

“Company Common Share” means a share of Company Common Stock.

“Company Common Stock” means the common stock, par value 0.00001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Directors and Officers” means each of the directors and officers of the Company set forth on Section 1.1(a) of the Company Disclosure Letter.

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Equityholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Mergers and the transactions contemplated thereby by the affirmative vote or written consent of the holders of at least (i) a majority of the outstanding shares of Company Preferred Stock, voting as a single class, and (ii) a majority of the outstanding shares of Company Capital Stock, voting as a single class, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.25 (Brokers’ Fees).

“Company Group” has the meaning specified in Section 11.18(b).

“Company Incentive Plan” means the Hippo Enterprises Inc. 2019 Stock Option and Grant Plan (which amended and restated in its entirety that certain Hippo Analytics Inc. 2016 Stock Option and Grant Plan).

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Mergers; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws, GAAP or any COVID-19 Measures or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, wildfires, earthquakes, volcanic eruptions or similar occurrences), pandemic, outbreak of disease or illness or public health event (including COVID-19) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, civil unrest, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), or (ix) any action taken by, or at the written request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the insurance and insurance technology industries generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Notes” means the outstanding convertible promissory notes issued by the Company as set forth on Section 1.1(b) of the Company Disclosure Letter.

“Company Option” means an option to purchase Company Common Shares granted under the Company Incentive Plan.

“Company Owned IP” has the meaning specified in Section 4.30(b).

“Company PIPE Investor” means a PIPE Investor that is (a) a holder of shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock as of the date of this Agreement, and (b) not an Acquiror PIPE Investor.

“Company Preferred Stock” means the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock of the Company.

“Company Producer” has the meaning specified in Section 4.15(a).

“Company Registered Intellectual Property” has the meaning specified in Section 4.30(a).

“Company Restricted Stock” has the meaning specified in Section 3.1(e).

“Company Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Shareholders” means the stockholders of the Company as of immediately prior to the Effective Time.

“Company Support Agreement” has the meaning specified in the Recitals hereto.

“Company Warrant” means each outstanding warrant for the purchase of Company Capital Stock as set forth on Section 1.1(c) of the Company Disclosure Letter.

“Company Written Consent” has the meaning specified in Section 6.2.

“Confidentiality Agreement” means the letter agreement, dated as of December 24, 2020, between Acquiror and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Delaware Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Delaware Acquiror Warrant” has the meaning specified in the Recitals hereto.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(b).

“Enterprise Value” means $5,000,000,000.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.22(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of Acquiror Common Shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.

“Export Approvals” has the meaning specified in Section 4.35(a).

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Certificate” has the meaning specified in Section 2.1(a).

“First-Step Constituent Corporations” has the meaning specified in Section 2.1(a).

“First-Step Surviving Corporation” has the meaning specified in Section 2.1(b).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Award Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Insurance Contract” means any insurance policy, binder, certificate or Contract, in each case, together with all amendments, endorsements or riders thereto, issued, entered into, acquired, reinsured, assumed or administered, in whole or in part, by the Company or any of its Subsidiaries.

“Insurance Company” means Spinnaker Insurance Company and any other subsidiary that is licensed as an insurance company or otherwise authorized to underwrite and accept legal liability for insurance risks as required by applicable insurance Law.

“Insurance Subsidiary” means Spinnaker Insurance Company and any other Subsidiary of the Company that conducts the business of insurance or reinsurance.

“Intellectual Property” means all intellectual property, proprietary and industrial property rights of every kind and description anywhere in the world, including all rights in or to any of the following: (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter, including such corresponding rights in Software and other works of authorship; (iv) rights in algorithms, databases, and compilations of data; (v) trade secrets and all other confidential and proprietary information, know-how, proprietary processes, formulae, models and methodologies (“Trade Secrets”); (vi) moral rights and rights of attribution and integrity, and (vii), to the extent applicable, all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Key Company Employee” means any employee of the Company (i) with an annual base salary of at least $275,000 or (ii) who is an executive officer or division head; provided that in no event shall any engineer at director-level or below constitute a Key Company Employee.

“Labor Organization” has the meaning specified in Section 4.23(a).

“Latham” has the meaning specified in Section 11.18(b).

“Latham Privileged Communications” has the meaning specified in Section 11.18(b).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.19.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Major Company Equityholder” means each of the holders of five percent (5%) or more of the total issued and outstanding Company Capital Stock as of the date hereof, as set forth on Section 1.1(d) of the Company Disclosure Letter.

“Mergers” has the meaning specified in the Recitals hereto.

“Merger Certificates” has the meaning specified in Section 2.1(c).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.001 per share, of Merger Sub.

“Modification in Recommendation” has the meaning specified in Section 7.10.

“Multiemployer Plan” has the meaning specified in Section 4.22(c).

“Nasdaq” has the meaning specified in Section 7.3.

“Note Conversion” has the meaning specified in the Recitals hereto.

“NYSE” has the meaning specified in Section 5.6(c).

“Offer Documents” has the meaning specified in Section 8.2(a).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. Without limiting the foregoing, Open Source License includes the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, and the Eclipse Public License.

“Open Source Materials” means any Software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, and (ix) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means any data or information in any media that is used or could reasonably be used to identify an individual, and any other data or information that constitutes personal data or personal information under any applicable Privacy Law, including (to the extent it identifies an individual) an individual’s first and last name, home or other physical address, telephone number, email address or other online identifier, Social Security number or other third-party issued identifier (including state identification number, driver’s license number, or passport number), IP address and cookie information or any other browser- or device-specific number or identifier.

“PIPE Investment” means the purchase of shares of Delaware Acquiror Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Placed Insurance Contract” means any insurance policy, binder, certificate or Contract, in each case, together with all amendments, endorsements or riders thereto, issued, entered into, acquired, reinsured, assumed or administered, in whole or in part, by a third-party insurer or reinsurer.

“Preferred Stock Conversion” has the meaning specified in the Recitals hereto.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.31(a).

“Privacy Laws” has the meaning specified in Section 4.31(a).

“Processing” means any operation or set of operations that is performed upon data or information, whether or not by automatic means, including collection, recordation, organization, storage, adaptation, alteration, retrieval, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, erasure or destruction.

“Producer” has the meaning specified in Section 4.14(a).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a).

“Q1 2021 Financial Statements” has the meaning specified in Section 6.4(b).

“Redemption” has the meaning specified in Section 8.6.

“Real Property Leases” has the meaning specified in Section 4.29(a)(iii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a).

“Reinvent Group” has the meaning specified in Section 11.18(a).

“Requisite Company Equityholders” means the Company Directors and Officers and the Major Company Equityholders.

“Resale Registration Statement” has the meaning specified in Section 8.2(d).

“Restated Certificate” has the meaning specified in the Recitals hereto.

“S&C” has the meaning specified in Section 11.18(a).

“S&C Privileged Communications” has the meaning specified in Section 11.18(a).

“Sanctioned Country” means at any time, a country, territory or jurisdiction which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” has the meaning specified in Section 2.1(c).

“Second Merger” has the meaning specified in the Recitals hereto.

“Second Merger Certificate” has the meaning specified in Section 2.1(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series A-2 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series D Preferred Stock” has the meaning specified in Section 4.6(a).

“Series E Preferred Stock” has the meaning specified in Section 4.6(a).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code and (b) all documentation related to any of the foregoing.

“Sponsor” means Reinvent Sponsor Z LLC, a Cayman Islands limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Share Conversion” has the meaning specified in Section 7.7.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(d).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(f).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.22(c).

“Top Vendors” has the meaning specified in Section 4.37(a).

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (c) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (d) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement. Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

“Transaction Proposals” has the meaning specified in Section 7.10.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(c).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Warrant Agreement” means the Warrant Agreement, dated as of November 18, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“Warrant Settlement” has the meaning specified in the Recitals hereto.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, each as set forth on Section 1.1(b) of the Acquiror Disclosure Letter.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; and (viii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGERS; CLOSING

Section 2.1. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “First-Step Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the First Merger. The First Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the First Merger (as so filed, the “First Merger Certificate”), executed by the First-Step Constituent Corporations in accordance with the relevant provisions of the DGCL, such First Merger to be effective as of the Effective Time.

(b) Upon consummation of the First Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the First Merger (hereinafter referred to for the periods at and after the Effective Time as the “First-Step Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

(c) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror and the First-Step Surviving Corporation (Acquiror and the First-Step Surviving Corporation sometimes being referred to herein as the “Second-Step Constituent Corporations”) shall cause the First-Step Surviving Corporation to be merged with and into Acquiror, with Acquiror being the surviving corporation in the Second Merger. The Second Merger shall be consummated in accordance with this Agreement and evidenced by a certificate of merger with respect to the Second Merger (as so filed, the “Second Merger Certificate” and, together with the First Merger Certificate, the “Merger Certificates”) executed by the Second-Step Constituent Corporations in accordance with the relevant provisions of the DGCL.

(d) Upon consummation of the Second Merger, the separate corporate existence of the First-Step Surviving Corporation shall cease and Acquiror, as the surviving corporation of the Second Merger (hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL.

Section 2.2. Effects of the Mergers.

(a) At and after the Effective Time, the First-Step Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the First-Step Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the First-Step Constituent Corporations; and all rights, privileges, powers and franchises of each First-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such First-Step Constituent Corporation, on whatever account, shall become vested in the First-Step Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the First-Step Surviving Corporation as they are of the First-Step Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such First-Step Constituent Corporations shall not revert or become in any way impaired by reason of the First Merger; but all Liens upon any property of a First-Step Constituent Corporation shall thereafter attach to the First-Step Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

(b) At and after the Second Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Second-Step Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Second-Step Constituent Corporations; and all rights, privileges, powers and franchises of each Second-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Second-Step Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Second-Step Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Second-Step Constituent Corporations shall not revert or become in any way impaired by reason of the Second Merger; but all Liens upon any property of a First-Step Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; Effective Time; Second Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the First Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the First Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The First Merger shall become effective at the time when the First Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the First Merger Certificate (the “Effective Time”).

(c) On the Closing Date, immediately following the Effective Time, Acquiror and the First-Step Surviving Corporation shall cause the Second Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Second Merger shall become effective at the time when the Second Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Second Merger Certificate (the “Second Effective Time”).

(d) For the avoidance of doubt, the Closing, the Effective Time and the Second Effective Time shall occur on a date subsequent to the date of the completion of the Domestication.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Requisite Company Equityholders (to the extent any shares of Delaware Acquiror Common Stock held such Persons are subject to any resale limitations under Rule 144 under the Securities Act (or any successor rule then in effect), including volume or other restrictions or limitations as to manner or timing of sale);

(iv) to Acquiror, each Lock-Up Agreement, duly executed by a Company Director or Officer or a Major Company Equityholder, as applicable;

(v) to Acquiror, a copy of the Restated Certificate duly adopted pursuant to the Written Consent and filed with the Delaware Secretary of State; and

(vi) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s equityholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror, Sponsor and the PIPE Investors;

(iv) to the Company, the Lock-Up Agreements, duly executed by a duly authorized representative of Acquiror; and

(v) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, without duplication, (i) the following accrued and unpaid fees and expenses of Acquiror and its Affiliates (to the extent then owed by Acquiror): (v) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of Acquiror’s financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, in each case in connection with the negotiation, documentation and consummation of the transactions contemplated hereby , (w) all the filing fees incurred in connection with making any filings under Section 8.1, (x) all fees and expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and obtaining approval of the NYSE or Nasdaq (as applicable) under Section 7.3, (y) repayment of any Working Capital Loans and (z) any deferred underwriting commissions and other fees relating to Acquiror’s initial public offering that are not paid out of the Trust Account (“Acquiror Transaction Expenses”) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the First-Step Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers .

(a) (i) The officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, and (iii) the officers and directors of Merger Sub as of immediately prior to the Effective Time, shall be the officers and directors of the First-Step Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation or the First-Step Surviving Corporation, as applicable.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7. Tax-Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Mergers will constitute a single integrated transaction (pursuant to an “integrated plan” as described in Revenue Ruling 2001-46, 2001-2 C.B. 321) that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties will take any action that would be reasonably expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Mergers shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Law). The parties shall reasonably cooperate with each other and their respective counsel to document and support the Tax treatment of the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, including providing reasonable factual support letters.

ARTICLE III

EFFECTS OF THE MERGERS ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) The Company shall take all actions necessary to cause the Warrant Settlement and the Preferred Stock Conversion to occur immediately prior to the Effective Time.

At the Effective Time, all Company Warrants and shares of the Company Preferred Stock exercised for, or converted into, Company Common Shares shall be canceled, shall no longer be outstanding and shall cease to exist, and no payment or distribution shall be made with respect thereto, and each holder of such Company Warrants or shares of Company Preferred Stock, as applicable, shall thereafter cease to have any rights with respect to such securities.

(b) The Company shall take all actions necessary to cause the Note Conversion to occur immediately prior to the Effective Time. Upon the occurrence of the Company Note Conversion, the Company shall be forever released from all its obligations and liabilities under the Company Notes, including without limitation the obligation to pay the principal amount or accrued interest.

(c) At the Effective Time (and, for the avoidance of doubt, following the Warrant Settlement, the Preferred Stock Conversion, and the Note Conversion), by virtue of the First Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Options (which shall be respectively subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the First Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”) and (iii) any Dissenting Shares), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(e).

(d) (i) At the Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.00001, of the First-Step Surviving Corporation and (ii) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror or the First-Step Surviving Corporation, each share of common stock, par value $0.00001, of the First-Step Surviving Corporation shall be cancelled.

(e) Each holder of Company Common Shares as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares, (y) Dissenting Shares, and (z) any shares of Company Common Stock subject to Company Options (which shall be subject to Section 3.3)) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of Company Common Shares held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share; provided, that any such Aggregate Merger Consideration issued in respect of Company Common Shares that were subject to a risk of forfeiture (within the meaning of Section 83 of the Code) or right of repurchase at the original purchase price as of immediately prior to the Effective Time (“Company Restricted Stock”) shall be subject to the same terms and conditions as applied to such Company Restricted Stock prior to the Effective Time, including but not limited to the risk of forfeiture or right of repurchase in favor of Acquiror (proportionately adjusted to reflect the Exchange Ratio) which risk of forfeiture or right of repurchase shall lapse in accordance with the same vesting schedule as that of the Company Restricted Stock; and provided further that any holder of Company Restricted Stock that was issued in connection with the early exercise of Company Options shall remain subject to the loan, pledge and security agreements entered into with respect to such issuance of such Company Restricted Stock and remain bound by such agreements in accordance with their terms, to the extent amounts remain outstanding and unpaid as of the Closing.

(f) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Mergers, and no cash shall be paid in lieu of any such fractional shares.

Section 3.2. Exchange Procedures

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s equityholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.

(b) Reasonably promptly after the Effective Time (and in any event within two (2) Business Days), Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of Company Common Shares as of immediately prior to the Effective Time, whose Company Common Shares were converted pursuant to Section 3.1(a), (c) or (e) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of Company Common Shares that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Common Shares as of immediately prior to the Effective Time that has not exchanged such Company Common Shares for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such Company Common Shares to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of Acquiror, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3. Treatment of Company Options.

(a) As of the Effective Time, each Company Option that is then outstanding shall be converted into an option to purchase shares of Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (i) such Acquiror Option shall provide the right to purchase that whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of Company Common Shares subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code, as applicable.

(b) The Company shall take all necessary actions to effect the treatment of Company Options pursuant to Section 3.3(a), accordance with the Company Incentive Plan and the applicable award agreements and Acquiror shall ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Options will be granted under the Company Incentive Plan.

Section 3.4. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively); provided, that Acquiror shall use commercially reasonable efforts to provide the Company with at least five (5) Business Days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror (a) prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand and (b) the opportunity to participate in, but not control, all negotiations and proceedings with respect to demand for appraisal under the DGCL. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power and authority, as applicable, to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company as of the date of this Agreement and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite company or corporate power and authority, as applicable, to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Other than the Company Equityholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company (other than the Company Equityholder Approval) is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Restated Certificate) are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Restated Certificate). No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Mergers other than the Company Equityholder Approval.

Section 4.4. No Conflict.

(a) Subject to the receipt of the Company Equityholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or any of the Company’s Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.21(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Following the adoption of the Restated Certificate and upon the Effective Time, the Investment Agreements (as defined in the Company Support Agreement) shall automatically terminate pursuant to their respective terms without any further action of any party thereto or hereto or any other Person.

Section 4.5. Governmental Authorities; Consents. Except for the approvals, filings and notifications of or with Governmental Authorities that are set forth in Section 4.5 of the Company Disclosure Schedule, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, the Exchange Act and the Securities Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby; and (iii) the filing of the Merger Certificates in accordance with the DGCL.

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 83,830,000 shares of Company Common Stock, of which 15,637,007 are outstanding as of the date of this Agreement (including in respect of shares of Company Restricted Stock) and (ii) 46,479,310 shares of Company Preferred Stock (of which (A) 5,889,829 shares are designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), all of which are issued and outstanding as of the date of this Agreement, (B) 7,015,787 shares are designated as Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”), 6,987,125 of which are issued and outstanding as of the date of this Agreement, (C) 6,949,142 shares are designated as Series B Preferred Stock (the “Series B Preferred Stock”), all of which are issued and outstanding as of the date of this Agreement, (D) 2,465,454 shares are designated as Series C-1 Preferred Stock (the “Series C-1 Preferred Stock”), none of which are issued and outstanding as of the date of this Agreement, (E) 9,936,529 shares are designated as Series C Preferred Stock (the “Series C Preferred Stock”), 9,936,528 of which are issued and outstanding as of the date of this Agreement, (F) 6,594,479 shares are designated Series D Preferred Stock (the “Series D Preferred Stock”), all of which are issued and outstanding as of the date of this Agreement, and (G) 7,628,090 shares are designated Series E Preferred Stock (the “Series E Preferred Stock”), 7,628,075 of which are issued and outstanding as of the date of this Agreement, and there is no other authorized capital stock of the Company that is issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued (1) in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in the Governing Documents of the Company and (2) in compliance in all material respects with any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound.

(b) As of the date of this Agreement, (i) Company Options to purchase 8,061,835 shares of Company Common Stock are outstanding, (ii) 1,057,242 shares of Company Restricted Stock are outstanding and (iii) 11,970,218 Company Warrants are outstanding, 9,476,102 of which are Common Stock Warrants, 28,662 of which are Series A-2 Preferred Stock Warrants, and 2,465,454 of which are Series C-1 Preferred Stock Warrants. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option or Company Restricted Stock award, including the type of award, the number of shares of Company Common Stock subject thereto, vesting schedule and, if applicable, the exercise price thereof, and separately identifies any Company Restricted Stock that was acquired in connection with the early exercise of Company Stock Options. All outstanding Company Options and Company Restricted Stock are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option or Company Restricted Stock is subject to terms that are materially different from those set forth in such forms. Each outstanding Company Option and Company Restricted Stock was validly issued and properly approved by, the Board of Directors of the Company (or appropriate committee thereof).

(c) Except as otherwise set forth in this Section 4.6 or as contemplated by this Agreement or the other documents contemplated hereby, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of the Company or other interests of the Company the value of which is determined by reference to shares of Company Capital Stock, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock or other equity interests of the Company.

(d) Section 4.6(d) of the Company Disclosure Letter contains a complete and accurate list of the Requisite Company Equityholders.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of such Subsidiary or any Contract to which such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Liens arising under applicable securities Laws or the Governing Documents of such Subsidiary.

(b) The Company owns, directly or indirectly, of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens or Liens arising under applicable securities Laws or the Governing Documents of such Subsidiary.

(c) Except as otherwise set forth in this Section 4.7 or permitted in accordance with Section 6.1 of this Agreement, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or other interests of the Subsidiaries the value of which is determined by reference to shares of such Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheet and statement of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2018 and 2019, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statement of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2020 (the “2020 Unaudited Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the 2020 Unaudited Financial Statements, the Audited Financial Statements, the 2020 Audited Financial Statements when delivered pursuant to Section 6.4(a) and, if required to be delivered pursuant to Section 6.4(b), the Q1 2021 Financial Statements: (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements, the 2020 Unaudited Financial Statements and the 2020 Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 2021 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 2021 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) except with respect to the Audited Financial Statements as of and for the year ended December 31, 2018, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The books of account of the Company and its Subsidiaries have been kept accurately in all material respects in the ordinary course and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been accurately stated therein in all material respects. The corporate records and minute books of the Company and each of its Subsidiaries have been maintained in accordance with all applicable Law in all material respects, and such corporate records and minute books are complete and accurate in all material respects.

(d) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9. Insurance Subsidiaries. Except as would not be material to the Company and its Subsidiaries (taken as a whole), each Insurance Subsidiary is duly licensed or authorized or otherwise eligible to transact the form of business of insurance in each jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted. Except as set forth in Section 4.9 of the Company Disclosure Letter, none of the Insurance Companies incorporated in the U.S. is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation.

Section 4.10. Statutory Statements.

(a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable insurance regulator, since December 31, 2018, each of the Insurance Companies has filed or submitted all annual and quarterly statutory financial statements, together with all exhibits, interrogatories, notes, schedules, actuarial opinions, affirmations and certifications, in each case, required by applicable insurance law to be filed with or submitted to the appropriate insurance regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance (collectively, the “Statutory Statements”).

(b) The Company has made available to Acquiror, to the extent permitted by applicable Law and to the extent required to be filed with the applicable insurance regulator on or prior to the date of this Agreement, copies of all material Statutory Statements of each of the Insurance Companies as of December 31, 2018, December 31, 2019 and December 31, 2020, and for the annual periods then ended, each in the form filed with the applicable insurance regulator. The financial statements included in the Statutory Statements of the Insurance Companies as of December 31, 2018 and December 31, 2019, and for the annual periods then ended, were prepared in accordance with Applicable SAP applied on a consistent basis for the applicable period and fairly present in all material respects the statutory financial position of the relevant Insurance Company as of the respective dates thereof and the results of operations and changes in capital and surplus and cash flow (or shareholders’ equity, as applicable) of such Insurance Company for the respective periods then ended. Each Statutory Statement complied in all material respects with all applicable insurance laws when filed or submitted and no material violation or deficiency has been asserted in writing by any insurance regulator with respect to any of such Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such insurance regulator. Each Statutory Statement contains allowances for reserves determined in accordance with applicable statutory and actuarial standards.

Section 4.11. Insurance Contracts. To the knowledge of the Company:

(a) Since December 31, 2018, (i) all benefits paid, payable or credited to any Person under any Insurance Contract have in all material respects been paid or credited in accordance with applicable Law and the terms of the Insurance Contracts under which they arose, and such payments or credits were not materially delinquent and were paid or credited (or will be paid or credited) without material fines or penalties (excluding interest), except for such benefits for which the Company believes there is a basis to contest payment.

(b) Since December 31, 2018, all Insurance Contracts have been in all material respects administered and serviced in accordance with applicable Law and the terms of such Insurance Contracts.

(c) All policy or other contract forms and rates in use by the Insurance Companies and all endorsements, applications and certificates pertaining thereto, as and where required by applicable Laws, have been either filed and approved or filed and non-disapproved within the period provided under applicable Laws for such non-disapproval by all applicable Governmental Authorities and such policy or other contract forms and rates conform in all material respects to the requirements of such applicable Laws.

(d) There are no unpaid claims or assessments made, pending or threatened in writing against any Insurance Company by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guaranty fund. All material claims or assessments made against the Company or any Insurance Company by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guaranty fund have been timely paid when due.

(e) No Insurance Subsidiary has received any written notice of any retained asset account, unclaimed property or escheat audit or investigation from any Governmental Authority or other third party. The Insurance Subsidiaries are, and since December 31, 2018 have been, in compliance in all material respects with all such policies, procedures and guidelines and any applicable Laws related thereto.

Section 4.12. Reinsurance.

(a) Each currently in-force reinsurance treaty, contract or agreement to which any Insurance Company is a party and has any existing rights or obligations (a “Reinsurance Contract”) is a legal, valid and binding obligation of the Insurance Company that is a party thereto and, to the knowledge of the Company, as of the date hereof, each other party to such Reinsurance Contract. Each such Reinsurance Contract is enforceable against the Insurance Company that is a party thereto and, to the knowledge of the Company, as of the date hereof, each other party to such Reinsurance Contract in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)) and is in full force and effect. As of the date hereof, none of the Insurance Companies or any of their Affiliates has received written notice of termination, cancellation or repudiation of any material Reinsurance Contract. None of the Insurance Companies or, to the knowledge of the Company, as of the date hereof, any other party to a Reinsurance Contract, is in material default or material breach of, or has failed to perform any material obligation under, a Reinsurance Contract and, to the knowledge of the Company, as of the date hereof, there does not exist any event, condition or omission that would constitute such a material default or material breach (whether by lapse of time or notice or both).

(b) Since December 31, 2018, none of the Insurance Companies has received written notice from any reinsurer party to a Reinsurance Contract that any material amount of reinsurance ceded by the Insurance Company will be uncollectible or otherwise defaulted upon or that there is a material dispute with respect to any amounts recoverable or payable by the Insurance Company pursuant to such Reinsurance Contract, and, to the knowledge of the Company, no such reinsurer is in material default or has otherwise failed to pay any material amount under such Reinsurance Contract when due.

(c) There are no pending, or to the knowledge of the Company, threatened in writing Actions with respect to any Reinsurance Contract.

Section 4.13. Risk-Based Capital. The Company has made available to the Acquiror complete and correct copies of all material analyses and prior reports submitted by the Insurance Companies to any insurance regulatory authority since December 31, 2018 relating to their respective risk-based capital calculations. Such risk-based capital calculations were made in accordance in all material respects with applicable Law at the time such filings were submitted to the applicable insurance regulatory authority.

Section 4.14. Producers. To the knowledge of the Company and as of the date hereof:

(a) each insurance agent, marketer, underwriter, wholesaler, broker, distributor or other producer (other than Company Producers) that wrote, sold, produced or marketed any Insurance Contracts for the Company or any of its Subsidiaries (each, a “Producer”), at the time such Producer wrote, sold, produced or marketed such Insurance Contracts, was duly licensed as required by applicable insurance Law (for the type of business written, sold, produced or marketed on behalf of the Company or any Subsidiary), except for such failures to be so licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole);

(b) no Producer is, in violation of any insurance Law applicable to the writing, sale, production or marketing of the Insurance Contracts for the Company or any of its Subsidiaries, including (i) all applicable Laws relating to the disclosure of the nature of insurance products as policies of insurance, (ii) all applicable Laws relating to insurance product projections and illustrations, (iii) all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance or annuities and (iv) all applicable disclosure and other requirements with respect to any variation in premiums or other charges resulting from the time at which such premiums or charges are paid, except for such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole); and

(c) there are no suits, actions, proceedings or arbitrations pending or threatened in writing against the Company and/or any of its Subsidiaries with respect to the sale or marketing of any Insurance Contracts, except for such claims or complaints as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 4.15. Company Producers. To the knowledge of the Company, as of the date hereof:

(a) each insurance agent, marketer, underwriter, wholesaler, broker, distributor or other producer that is a Subsidiary of the Company, and each individual that is employed as an agent, broker or other producer by such Subsidiary (each such Subsidiary or individual, a “Company Producer”) that wrote, sold, produced or marketed any Insurance Contracts or Placed Insurance Contracts for the Company or any of its Subsidiaries, at the time such Company Producer wrote, sold, produced or marketed such Insurance Contracts or Placed Insurance Contracts, was duly licensed as required by applicable insurance Law (for the type of business written, sold, produced or marketed on behalf of the Company or any Subsidiary), except for such failures to be so licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably to be material to the Company and its Subsidiaries (taken as a whole);

(b) no Company Producer is in violation of any insurance Law applicable to the writing, sale, production or marketing of the Insurance Contracts or Placed Insurance Contracts for the Company or any of its Subsidiaries, including (i) all applicable Laws relating to the disclosure of the nature of insurance products as policies of insurance, (ii) all applicable Laws relating to insurance product projections and illustrations, (iii) all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance or annuities and (iv) all applicable disclosure and other requirements with respect to any variation in premiums or other charges resulting from the time at which such premiums or charges are paid, except for such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole); and

(c) there are no suits, actions, proceedings or arbitrations pending or, to the knowledge of the Company, threatened in writing against the Company and/or any of its Subsidiaries with respect to the sale or marketing of any Insurance Contracts or Placed Insurance Contracts, except for such claims or complaints as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 4.16. Regulatory Examinations. The Company has made available to the Acquiror true and complete copies of all final reports or findings (or drafts of such reports or findings if the final report or findings are not yet available) from any audits, examinations or investigations (including the reports or findings from any financial, market conduct and similar examinations) performed with respect to any of the Company or any of the Company’s

Subsidiaries by or on behalf of any Governmental Authority since December 31, 2018 (the “Examination Reports”), together with all material correspondence or material responses relating thereto. All material deficiencies or violations that have been asserted by or on behalf of any Governmental Authority prior to the date of this Agreement in any such Examination Report have been remediated or, if not remediated, the Company has, or has caused the Company’s Subsidiaries, as applicable, to have, a plan to remediate such deficiencies or violations prior to the date of this Agreement to the satisfaction of the Governmental Authority that noted such deficiencies or violations. Since December 31, 2018, no material fine or penalty has been imposed on the Company or any of the Company’s Subsidiaries by any Governmental Authority.

Section 4.17. Agreements with Insurance Regulators.

(a) Except as required by applicable insurance Laws, there is no (x) written agreement, memorandum of understanding, commitment letter or similar undertaking with any insurance regulator that is binding on the Company or any of its Subsidiary or (y) order or directive by, supervisory letter (other than those provided on an industry or sector-wide basis) or cease-and-desist order from, any insurance regulator that is binding on the Company or any of its Subsidiaries; and

(b) Except as required by insurance Laws generally applicable to similarly situated companies, neither the Company nor any of its Subsidiaries have adopted any board resolution at the request of any insurance regulator, in the case of each of clauses (x) and (y), that (i) limits in any material respect the ability of any Subsidiary of the Company to conduct its business, (ii) requires the divestiture of any material investment of any Subsidiary of the Company, (iii) limits in any material respect the ability of any Subsidiary of the Company to pay dividends or (iv) requires any material investment of any Subsidiary of the Company to be treated as a non-admitted asset (or the local equivalent).

Section 4.18. Undisclosed Liabilities. Except as set forth on Section 4.18 of the Company Disclosure Letter and except for any fees and expenses payable by the Company or any of the Company’s Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the 2020 Unaudited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Audited Financial Statements in the ordinary course of business of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.19. Litigation and Proceedings. Except as set forth on Section 4.19 of the Company Disclosure Letter, other than with respect to ordinary course claims under, and within the applicable policy limits of, Insurance Contracts or Reinsurance Contracts, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.20. Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws (including any Laws regulating the insurance business) in all material respects, except where the failure to be in compliance has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred to the extent possible.

(c) For the past three (3) years, neither the Company nor any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.21. Contracts; No Defaults.

(a) Section 4.21(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.21(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Vendors;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $1,000,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $1,000,000 other than (A) Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly-owned Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly-owned Subsidiary of the Company), in each case, that are material to the Company and its Subsidiaries, taken as a whole;

(vi) Contracts (other than Company Benefit Plans, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between (A) the Company and its Subsidiaries, on the one hand, and (B) (1) Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), (2) the current executives, officers and directors (or equivalents) of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, (3) the stockholders of the Company owning 5% or more of the outstanding shares of Company Capital Stock, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(viii) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or expressly limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect, in each case, excluding confidentiality agreements and agreements that contain confidentiality or non-solicitation covenants entered into in the ordinary course of business;

(ix) Any Collective Bargaining Agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x) Each Contract (including license agreements, coexistence agreements, settlement agreements and agreements with applicable covenants not to sue but excluding any non-disclosure agreements entered into in the ordinary course of business and any Contracts with employees, contractors or consultants engaged by the Company or any of its Subsidiaries) (i) pursuant to which the Company or any of the

Company’s Subsidiaries grants to a third Person any material license, covenant not to sue or similar rights with respect to any material Company Owned IP (other than (A) any Contracts granting nonexclusive rights to use Company Owned IP to customers and end users entered into in the ordinary course of business and (B) any Contracts granting incidental licenses to any Company Owned IP constituting Trademarks for limited promotional or marketing purposes), (ii) pursuant to which the Company or any of the Company’s Subsidiaries are granted by a third Person any license, covenant to sue or similar rights with respect to Intellectual Property material to the business of the Company or its Subsidiaries (other than (A) Contracts granting nonexclusive rights to use unmodified commercially available off-the-shelf Software that have been granted on standardized, commercially-available terms and (B) Open Source Licenses) or (iii) pursuant to which the Company or any of the Company’s Subsidiaries has assigned or agreed to assign, or has been assigned or agreed to be assigned, any Intellectual Property material to the business of the Company or its Subsidiaries;

(xi) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xii) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $250,000 in any calendar year;

(xiii) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xiv) Any Contract containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(xv) Any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract);

(xvi) The Company Warrants and Company Notes; and

(xvii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvi) of this Section 4.21(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.21(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.21(a), and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in material breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.22. Company Benefit Plans.

(a) Section 4.22(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan (other than any individual employment agreements or offer letters for employees who are not Key Company Employees, equity award agreements or similar agreements on the forms set forth on Section 4.22(a) of the Company Disclosure Letter). For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan description, including any summary of material modifications, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent discrimination tests required under the Code for each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (G) a copy of all material correspondence (other than correspondence in the ordinary course) with any Governmental Authority relating to a Company Benefit Plan received or sent within the last three years.

(b) (i) Each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Option or Company Restricted Stock. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) All Company Options and Company Restricted Stock have been granted in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A or Section 422 of the Code, if applicable. Each Company Option is intended to be exempt from Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Company Options and Company Restricted Stock under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.

(h) Each “nonqualified deferred compensation plan” subject to Section 409A of the Code, if any, is, and for the prior three (3) years has been, maintained in all material respects in compliance with Section 409A of the Code, and the applicable treasury regulations and IRS guidance thereunder. No payment pursuant to any arrangement between the Company or any of its Subsidiaries and any “service provider” (as such term is defined in Section 409A of the Code and the treasury regulations thereunder) would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated hereby or otherwise.

Section 4.23. Labor Relations; Employees.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement or other labor-related agreement or arrangement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”), (ii) no such Collective Bargaining Agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any Labor Organization with respect to their employment with the Company or its Subsidiaries, and (iv) no Labor Organization has requested or made a pending demand for recognition or certification before the National Labor Relations Board or any other labor relations tribunal or authority, or to the knowledge of the Company, requested or made a pending demand for recognition or certification or sought to organize or represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries.

(b) In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(c) The Company and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or enter into any consultation procedure with any Labor Organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement, and the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement to which the Company or its Subsidiaries is a party or bound.

(d) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment practices, including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not be material to the business of the Company and its Subsidiaries.

(e) The Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(f) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any compliant, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except, in each case, as would not be material to the business of the Company and its Subsidiaries.

(g) To the knowledge of the Company, no Key Company Employee intends to terminate his or her employment.

(h) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries is in material violation of any material term of any employment agreement, restrictive covenant, nondisclosure obligation, or fiduciary duty (i) to the Company or any of the Company’s Subsidiaries or (ii) to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of Trade Secrets or proprietary information.

(i) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or any form of illegal discrimination by either (i) an officer or Key Company Employee of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or any form of illegal discrimination have been made against (i) an officer or Key Company Employee of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(j) In the past three (3) years, the Company and its Subsidiaries are and have been in compliance in all material respects with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law relating to plant closings and layoffs. The Company and its Subsidiaries have not engaged in broad-based layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.24. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) At all times since its formation, the Company has been properly treated as a corporation for United States federal and applicable state and local income Tax purposes and has not elected any alternative treatment. Section 4.24(i) of the Company Disclosure Letter lists, as of the date hereof, the applicable United States federal income Tax classification of each Subsidiary of the Company.

(j) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for United States federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(k) No written claim has been made by any Governmental Authority within the last thirty-six (36) months where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(l) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(m) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(o) Neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)).

(p) The Company and its Subsidiaries have not taken any action, nor to the knowledge of the Company and any of its Subsidiaries (without conducting independent inquiry or diligence of Acquiror and Merger Sub) are there any facts or circumstances, that could reasonably be expected to prevent the Mergers from constituting a single integrated transaction or from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.25. Brokers’ Fees. Except as set forth on Section 4.25 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.26. Insurance. Section 4.26 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.26 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.27. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is and has been for the past three (3) years (or such shorter period as the Company or the Company’s Subsidiaries has held such Licenses, as applicable) in full force and effect, and each of the Company and its Subsidiaries is and has been during the past three (3) years in compliance in all material respects with all such Licenses. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been during the past three (3) years the subject of any pending or threatened Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, limitation, modification, or impairment of any material License, or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, limit, suspend, modify or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.27 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.28. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.29. Real Property.

(a) Section 4.29(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real

Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iv) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither any Company nor any of its Subsidiaries has received any notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any Owned Real Property.

Section 4.30. Intellectual Property.

(a) Section 4.30(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority or other applicable registrar and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive record owner of all of Company Registered Intellectual Property. All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, excluding any pending applications included in the Company Registered Intellectual Property, valid and enforceable. No material Company Owned IP is subject to any outstanding Governmental Order adversely affecting Company’s or its Subsidiaries’ ownership or use of, or any rights in or to, any such Company Owned IP.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries solely and exclusively owns all of Intellectual Property owned or purported to be owned by the Company and its Subsidiaries, including the Company Software (collectively, the “Company Owned IP”), free and clear of all Liens (other than Permitted Liens), and has a valid right to use all other material Intellectual Property used in or reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its applicable Subsidiary has obtained from each Person (including current and former employees, officers, directors, consultants and contractors) who has created or developed any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries a written, valid and enforceable, irrevocable present assignment of such Intellectual Property to the Company or the applicable Subsidiary. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not, within the past three (3) years, infringed, misappropriated or otherwise violated any Intellectual Property of any third Person in any material respect. There is no Action pending to which the Company or such Subsidiary of the Company is a named party, or to the knowledge of the Company, threatened in writing, alleging the Company’s or such Subsidiaries’ conduct of its business infringes, misappropriates or otherwise violates any Intellectual Property of any third Person in any material respect, or challenging the scope, validity or enforceability of any material Company Owned IP, and there has not been, within the past three (3) years, any such Action brought or threatened in writing other than office actions received from the US Patent and Trademark Office and similar Governmental Authorities in the course of registering any Company Owned IP.

(d) To the knowledge of the Company, within the past three (3) years, no Person has infringed, misappropriated or otherwise violated any material Company Owned IP. The Company and its Subsidiaries have not initiated any Action or sent to any Person, within the three (3) years preceding the date of this Agreement, any written notice, charge, complaint, claim or other written assertion against such third Person alleging infringement, misappropriation or other violation by such third Person of any material Company Owned IP.

(e) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of material Trade Secrets included in the Company Owned IP or otherwise held in confidence by the Company and its Subsidiaries. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such Trade Secrets to or by any Person, except pursuant to written, valid and enforceable non-disclosure agreements protecting the confidentiality thereof, which agreements, to the knowledge of the Company, have not been breached in any material respect.

(f) No funding or support from a Governmental Authority, nor any funding, support or facilities of a university, college, other educational institution, research center or other nonprofit organization was used in the development of any material Company Owned IP.

(g) Other than Open Source Materials, to the knowledge of the Company, no Person other than the Company or its Subsidiaries (and their respective authorized employees and authorized independent contractors) has or has had possession of any source code for any material Company Software, and neither the Company nor any of its Subsidiaries is party to any source code escrow or similar agreements with respect to material Company Software.

(h) With respect to the IT Systems used or held for use in the business of the Company or any of its Subsidiaries and the Company Software, to the knowledge of the Company, no such IT System or Company Software contains any device or feature designed to disrupt, disable or otherwise impair the functioning of any Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(i) The Company’s and its Subsidiaries’ use, distribution and other exploitation of (i) Company Software, and (ii) Open Source Materials, is, in each case, in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used, embedded, derived from, linked to, modified or distributed any Open Source Materials in a manner that requires any Company Software (i) be made available or distributed in a form other than object code, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or services, or portions thereof or interfaces therefor, to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.

Section 4.31. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries are in compliance with, and during the past three (3) years have been in compliance with, (i) all applicable Laws governing the privacy, security or Processing of Personal Data (“Privacy Laws”), (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security, Processing of Personal Data, and the security of IT Systems (the foregoing (i)-(iii), collectively, “Privacy and Cybersecurity Requirements”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are not, and have not been in the past three (3) years been, any Actions by any Person or Governmental Authority pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries, alleging a violation of any Privacy and Cybersecurity Requirements or relating to any material incident in which Personal Data was stolen or improperly Processed.

(b) With respect to any IT Systems owned or purported to be owned by the Company and its Subsidiaries, and to the knowledge of the Company, with respect to any other IT Systems used or held for use by the Company and its Subsidiaries, during the past three (3) years, (i) there have been no material breaches of the security of such IT Systems and (ii) there has been no failure, disruption or other adverse event affecting any such IT Systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries have commercially reasonable and legally compliant measures designed to protect (A) the IT Systems owned or purported to be owned by the Company and its Subsidiaries against unauthorized access or use, or (B) Personal Data in their possession or control against unauthorized access, use, modification, disclosure, Processing or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has experienced any material incident in which such Personal Data was stolen or improperly Processed, including in connection with a breach of security.

(c) The Company and its Subsidiaries have established and at all times maintained, and use all reasonable efforts to ensure that all third Persons controlling or having access to IT Systems used or held for use by the Company and its Subsidiaries or Processing Personal Data in connection with a product or service of the Company or its Subsidiaries have established and maintained, commercially reasonable and legally compliant measures to protect such IT Systems and all Trade Secrets and Personal Data in their possession or control against unauthorized access, use, modification, disclosure, Processing or other misuse, including through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. Neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any third Person controlling any IT System or Processing Personal Data on their behalf, has (A) experienced any material incident in which such information was stolen or improperly Processed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.32. Environmental Matters .

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.33. Absence of Changes. From December 31, 2020 to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.34. Anti-Corruption Compliance.

(a) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.35. Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past three (3) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees, customers or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years been, a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.36. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.37. Vendors.

(a) Section 4.37(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b) Except as set forth on Section 4.37(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.38. No Additional Representation or Warranties. Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12, Section 5.13 and Section 5.15), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2. Due Authorization.

(a) Other than the Acquiror Shareholder Approval, each of Acquiror and Merger Sub has all requisite company or corporate power, as applicable, and authority to (i) execute and deliver this Agreement and the documents to which it is a party contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents to which Acquiror or Merger Sub is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by each of the Boards of Directors of Acquiror and Merger Sub, (B) determined by each of the Boards of Directors of Acquiror and Merger Sub as advisable to Acquiror and the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and recommended for approval by the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and (C) duly and validly authorized and approved by Acquiror as the sole shareholder of Merger Sub. No other company or corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents to which Acquiror or Merger Sub is a party contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 7.10(b)(i) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(ii) each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 7.10(b)(i), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby to which Acquiror or Merger Sub is a party by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since November 18, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since November 18, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since November 18, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of November 23, 2020, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from October 2, 2020 (inception) through October 7, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act and the approvals, filings and notifications of or with Governmental Authorities that are set forth in Section 4.5 of the Company Disclosure Schedule (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar and the Secretary of Delaware, and (iii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $230,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $8,100,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 18, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since October 7, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, as of the Date of this Agreement, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, of which 23,000,000 shares are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 5,750,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) in all material respects any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) As of the date of this Agreement, 4,600,000 Acquiror Common Warrants and 4,400,000 Acquiror Private Placement Warrants are issued and outstanding, and are not exercisable until the later of (x) November 23, 2021 and (y) thirty (30) days after the Closing. All outstanding Cayman Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments, calls, conversion rights, rights of exchange or privilege

(whether pre-emptive, contractual or by matter of Law), plans or other or agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of any Acquiror Securities or other interests of Acquiror the value of which is determined by reference to the Acquiror Securities, and there are no voting trusts, proxies or agreements of any kind which may obligate Acquiror to issue, purchase, register for sale, redeem or otherwise acquire any of Acquiror Securities or other equity interests of Acquiror.

(d) The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be (i) duly authorized and validly issued, fully paid and non-assessable; (ii) issued in compliance with applicable Law, including all applicable state and federal securities Laws, and all requirements set forth in (1) the Governing Documents of Acquiror and (2) any other applicable Contracts governing the issuance of such securities; and (iii) not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Delaware Acquiror Common Stock for a PIPE Investment Amount of $550 million (such amount, the “Committed PIPE Investment Amount”), (i) at least $10 million of which is in respect of such shares to be so purchased by one or more Acquiror PIPE Investors and (ii) up to $100 million of which shall be in respect of such shares to be so purchased by one or more Company PIPE Investors. On or prior to the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company) and, to the knowledge of Acquiror, the Company has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Indebtedness. Neither Acquiror nor Merger Sub has any Indebtedness other than Working Capital Loans.

Section 5.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) At all times since their formation, Acquiror and Merger Sub have been properly treated as corporations for United States federal and applicable state and local income Tax purposes and have not elected any alternative treatment.

(i) Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror and Merger Sub (without conducting independent inquiry or diligence of the Company and its Subsidiaries) are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from constituting a single integrated transaction or from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16. Business Activities.

(a) Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.

Section 5.17. Stock Market Quotation. As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “RTPZ”. As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RTPZ WS”. As of the Closing, after giving effect to the Domestication and the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Delaware Acquiror Common Stock and the Delaware Acquiror Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE or Nasdaq. Acquiror is in compliance with the rules of the NYSE or Nasdaq, as applicable, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE or Nasdaq, as applicable. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement or the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement or the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20. No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law (including COVID-19 Measures) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (x) operate the business of the Company in the ordinary course and (y) preserve intact the Company’s present business organization, retain the Company’s current officers, and preserve the Company’s relationships with its key suppliers and customers (if applicable), provided, however, that no action or inaction by the Company or any Company Subsidiary with respect to matters specifically addressed by Section 6.1(a) through (y) shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of Section 6.1(a) through (y). Except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), during the Interim Period, the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law (including COVID-19 Measures):

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company (excluding formation of any wholly owned Subsidiary of the Company and any change or amendment of the Governing Documents of the Company’s Subsidiaries made in the ordinary course of business);

(b) make or declare any dividend or distribution to the equityholders of the Company or make any other distributions in respect of any shares of the Company Capital Stock or the equity interests of the Company or any of its Subsidiaries;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) purchases or redemptions pursuant to exercises of Company Options or Company Warrants issued and outstanding as of the date hereof (or, with respect to Company Options, issued in compliance with Section 6.1(m)(ii)) or the withholding of shares to satisfy net settlement or Tax obligations with respect to Company Options or Company Warrants outstanding as of the date hereof (or, with respect to Company Options, issued in compliance with Section 6.1(m)) in accordance with the terms of such Company Options or Company Warrants;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.21(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business (including, in the case of Contracts of a type required to be listed on Section 4.21(a)(i) of the Company Disclosure Letter, in the ordinary course of business of the applicable Top Vendor) or as required by Law;

(f) sell, assign, transfer, convey, lease or otherwise dispose of or create or incur any Lien (except for a Permitted Lien) on any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law or existing Company Benefit Plans, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of the Company or its Subsidiaries that is not a Key Company Employee in the ordinary course of business, (ii) hire or terminate the employment of any Key Company Employee, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan (other than for those actions permitted by Section 3.3(b) of Agreement), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business, (v) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business for employees other than Key Company Employees, or (vi) forgive any loans or issue any loans to employees, officers, directors or other individual service providers of the Company and its Subsidiaries;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except, in each case, in the ordinary course of business in amounts to exceed $2,500,000 individually or $10,000,000 in the aggregate or in respect of any such debt securities, warrants, rights to acquire debt securities, Indebtedness or guarantee of Indebtedness between the Company and any Subsidiary of the Company, on the one hand, and any other Subsidiary of the Company, on the other hand;

(k) (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(m) (i) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into shares of Company Capital Stock, other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Options outstanding on the date hereof or issued in compliance with Section 6.1(m)(ii) pursuant to their terms under the Company Incentive Plan and the applicable award agreements or (B) upon the exercise of Company Warrants or conversion of Company Notes, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement or (ii) grant any additional Company Options or other equity or equity-based compensation, except in connection with new hires and promotions for employees other than Key Company Employees in the ordinary course of business;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Mergers);

(o) waive, release, settle, compromise or otherwise resolve any Action, except in the ordinary course of business (including with respect to any ordinary course claims under, and within the applicable policy limits of, Insurance Contracts or Reinsurance Contracts) or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(p) sell, assign, transfer, convey, license, encumber or divest (or agree to do any of the preceding) any Intellectual Property that is material to the Company and its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business), or dispose of, abandon or permit to lapse any rights to any material Company Registered Intellectual Property except for the expiration of any such Company Registered Intellectual Property in accordance with the applicable statutory term;

(q) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(q) of the Company Disclosure Letter, in the aggregate;

(r) enter into, modify, amend, renew or extend any Collective Bargaining Agreement, other than as required by applicable Law, or recognize or certify any Labor Organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(s) voluntarily terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(t) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(u) voluntarily terminate without replacement or amend in a manner materially detrimental to the Company or any of its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(v) terminate or commute, nor materially modify, amend or waive compliance with any material provision of any Reinsurance Contracts or any material Insurance Contracts, other than in the ordinary course of business;

(w) make any material changes in the methods, policies, practices or principles of the Company or any of the Company’s Subsidiaries in effect on the date hereof with respect to reserving, hedging, underwriting, pricing, investing, risk management, reinsurance, marketing or claims administration or adopt any new reserving, hedging, underwriting, pricing, investing, risk management, reinsurance, marketing or claims administration methods, policies, practices or principles, except in each case in the ordinary course of business or to the extent required by applicable Laws, Applicable SAP or GAAP;

(x) reduce or strengthen any reserves, provisions for losses and other liability amounts in respect of the Insurance Contracts and Reinsurance Contracts, except (A) to the extent required by applicable Laws or GAAP or (B) other than in the ordinary course of business, including as a result of loss or expense payments to other parties in accordance with the terms of the Insurance Contracts and Reinsurance Contracts; or

(y) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2. Company Equityholder Approval. Upon the terms set forth in this Agreement, the Company shall (i) (A) use its reasonable best efforts to solicit and obtain the Company Equityholder Approval in the form of the Written Consent attached hereto as Exhibit H (with such changes as may be agreed in writing by Acquiror and the Company) (the “Company Written Consent”) promptly (and in any event within three (3) Business Days) following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to shareholders and (B) prepare and deliver to each holder of the Company’s capital stock that has not executed the Written Consent an information statement containing notice of the receipt of the Company Equityholder Approval and such other information as may be required to be included therein by applicable Law (including Section 228(e) and Section 262 of the DGCL), or (ii) in the event the Company is not able to obtain the Company Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Mergers and the Restated Certificate, as soon as reasonably practicable after the Registration Statement is declared effective, and shall provide stockholders of the Company with any materials required by applicable Law and the Governing Documents of the Company in connection with such meeting. If such meeting of the stockholders of the Company is convened, the Company shall obtain the Company Equityholder Approval at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Equityholder Approval as soon as reasonably practicable after the Registration Statement is declared effective. The Company agrees that if the Company Equityholder Approval shall not have been obtained at any such meeting, then the Company shall promptly continue to take all such necessary actions, and hold additional meetings in order to obtain the Company Equityholder Approval. The Company shall, through the Company Board, recommend to the stockholders of the Company that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Company Written Consent. The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal. The Company will provide Acquiror with a copy of the Company Written Consent within one Business Day of receipt. The Company’s obligation to solicit written consents from the stockholders of the Company to give the Company Equityholder Approval in accordance with this Section 6.2 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal.

Section 6.3. Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law (including any COVID-19 Measures), (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; and provided, further, that such access shall not be required to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company or the Company Subsidiaries (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate such substitute arrangements to permit reasonable access or disclosure), and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement.

Section 6.4. Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall deliver to Acquiror, as soon as reasonably practicable following the date of this Agreement, the audited consolidated balance sheet and statement of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2020, together with the auditor’s report thereon, which will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “2020 Audited Financial Statements”), provided, that upon delivery of such 2020 Audited Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the 2020 Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) If the Effective Time has not occurred prior to May 17, 2021, the Company shall deliver to Acquiror, as soon as reasonably practicable following May 17, 2021, the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2021 (the “Q1 2021 Financial Statements”), which will comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 2021 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 2021 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c) The Company shall use its reasonable best efforts to deliver to Acquiror, as soon as reasonably practicable following the date hereof, any additional financial or other information reasonably required by Acquiror to prepare pro forma financial statements required under federal securities Laws to be included in Acquiror’s filings with the SEC (including, if applicable, the Proxy Statement/Registration Statement).

(d) The Company shall use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements set forth in this Section 6.4 in Acquiror’s filings with the SEC in accordance with the applicable requirements of federal securities Laws.

Section 6.5. Affiliate Agreements. At or prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements set forth on Section 6.5 of the Company Disclosure Letter and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated or settled, effective prior to the Closing.

Section 6.6. Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not, and shall cause its Subsidiaries not to, and the Company shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any

Person to make an Acquisition Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than Acquiror and its representatives).

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters .

(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt (w) an incentive award plan in the form attached hereto as Exhibit I (with such changes as may be agreed in writing by Acquiror and the Company) (the “Incentive Award Plan”), (x) the form Restricted Stock Unit Agreement attached hereto as Exhibit J (with such changes that may be agreed in writing by Acquiror and the Company), (y) the form Option Award Agreement attached hereto as Exhibit K (with such changes that may be agreed in writing by Acquiror and the Company) and (z) the form of employee stock purchase plan attached hereto as Exhibit L (with such changes that may be agreed in writing by Acquiror and the Company) (the “ESPP”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Incentive Award Plan and/or the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Award Plan or acquired under the ESPP remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account Proceeds and Related Available Equity .

(a) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. Listing. From the date hereof through the Second Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Common Stock issuable in the Mergers and the Domestication, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing. Notwithstanding the foregoing, if mutually agreed by Acquiror and the Company, at least three (3) Business Days prior to the initial filing of the Proxy Statement/Registration Statement with the SEC pursuant to Section 8.2(a), Acquiror will delist the Acquiror Common Stock from the NYSE, effective as of no later than the Second Effective Time, and shall prepare and submit to Nasdaq (“Nasdaq”) a listing application, in accordance with Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Mergers and the Domestication, and shall obtain approval for the listing of the Acquiror Common Stock on Nasdaq from and after the Second Effective Time, and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5. Acquiror Conduct of Business .

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement or the Ancillary Agreements (including as contemplated by the PIPE Investment or in connection with the Domestication), as required by Law (including COVID-19 Measures), or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (x) operate its business in the ordinary course and (y) preserve intact the Acquiror’s present business organization, retain Acquiror’s current officers, and preserve Acquiror’s relationships with its shareholders and other business relationships, provided, however, that no action or inaction by Acquiror or Merger Sub with respect to matters specifically addressed by Section 7.5(a)(i) through (ix) shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of Section 7.5(a)(i) through (ix). Except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law (including COVID-19 Measures):

(i) seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals or the Acquiror Warrant Amendment Proposal;

(ii) except as contemplated by the Transaction Proposals or the Acquiror Warrant Amendment Proposal, (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (F) settle any claim or assessment in respect of material Taxes, (G) surrender or allow to expire any right to claim a refund of material Taxes, or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(iv) take any action, or knowingly fail to take any action (excluding, for the avoidance of doubt, increasing the Aggregate Merger Consideration to be received by the equityholders of the Company hereunder), where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(v) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) other than the Working Capital Loans, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business and in an aggregate amount not to exceed $100,000, (B) incurred between Acquiror and Merger Sub;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);

(viii) other than with respect to the PIPE Investment or the Working Capital Loans or as expressly contemplated by this Agreement, (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Securities or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such actions within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of (A) an individual to be designated by Acquiror, subject to the Company’s reasonable approval, as a director pursuant to the Sponsor Agreement, (B) individuals to be designated by the Company as directors, subject to requirements of the NYSE or Nasdaq, as applicable, and (C) Michael Thompson as a non-voting board observer entitled to the same notice, access and information rights as provided to the members of the Board of Directors subject to the terms of the Sponsor Agreement;

(b) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NYSE or Nasdaq, as applicable, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(c) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7. Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time and no later than the day prior to the Closing Date, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached as Exhibit A to this Agreement and Bylaws of Acquiror in the form attached as Exhibit B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Delaware Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Delaware Acquiror Common Stock (the “Sponsor Share Conversion”), subject to the vesting provisions set forth in the Sponsor Agreement with respect to shares owned by Sponsor; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Delaware Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall separate automatically into a share of Delaware Acquiror Common Stock, on a one-for-one basis, and one-fifth of one Delaware Acquiror Warrant.

Section 7.8. Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company or its Subsidiaries) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Acquiror or its Subsidiaries) (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal

Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors and, to the extent subject of indemnification and exoneration as of the date of this Agreement, employees and agents, that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) For a period of six (6) years from the Second Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) either the Company or Acquiror may cause coverage to be extended under its respective current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(e) The parties acknowledge and agree that the D&O Indemnified Parties shall be intended third party beneficiaries of this Section 7.8.

Section 7.9. Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10. Acquiror Shareholder Approval; Acquiror Warrantholder Approval.

(a) Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (B) solely with respect to the Transaction Proposals and the Acquiror Warrant Amendment Proposal, duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b), as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of Acquiror Common Stock or Acquiror Common Warrants, as applicable, to vote in favor of each of the Transaction Proposals and from the holders of Acquiror Common Warrants to vote in favor of the Acquiror Warrant Amendment Proposal, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.

(b) Acquiror shall, through its Board of Directors, recommend (i) to its holders of Acquiror Common Stock the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Hippo Holdings Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication, Merger and PIPE Investment, (F) approval of the adoption by Acquiror of the Incentive Award Plan and associated forms of award agreements and the ESPP described in Section 7.1, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (together, the “Transaction Proposals”) and (y) to holders of Acquiror Common Warrants, the approval of the Acquiror Warrant Agreement Amendment (the “Acquiror Warrant Amendment Proposal”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals or its recommendation to the holders of Acquiror Common Warrants that they vote in favor of the Acquiror Warrant Amendment Proposal (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and the Acquiror Warrant Amendment Proposal and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 7.10, and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval and/or the Acquiror Warrantholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

Section 7.11. PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the Committed PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Delaware Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.12. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act (to the extent early termination is made available by the relevant Antitrust Authorities) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including, with respect to Acquiror and with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary or advisable clearance, approval, consent, exemption, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Delaware Acquiror Common Stock and Delaware Acquiror Warrants to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Cayman Acquiror Warrants and units comprising such in the Domestication, and (B) the shares of Delaware Acquiror Common Stock that constitute the Aggregate Merger Consideration to be received by the equityholders of the Company (collectively, the “Registration

Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or Nasdaq, as applicable) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(b) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(e) Promptly following the execution of this Agreement, Acquiror and the Company shall reasonably cooperate (including causing their respective Subsidiaries and representatives to cooperate) and jointly prepare a registration statement on Form S-1 (the “Resale Registration Statement”) registering the shares of Delaware Acquiror Common Stock to be received by (i) the Requisite Company Equityholders (to the extent any such shares held such Persons are subject to any resale limitations under Rule 144 under the Securities Act (or any successor rule then in effect), including volume or other restrictions or limitations as to manner or timing of sale), (ii) the Sponsor following the Sponsor Share Conversion, (iii) the PIPE Investors, (iv) the Acquiror PIPE Investors and (v) the directors of Acquiror in order to enable the Acquiror to file the Resale Registration Statement with the SEC as soon as reasonably practicable following the Closing, and in any event within thirty (30) days of the Closing. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Resale Registration Statement to comply in all material respects with the rules and regulations promulgated by the SEC. Acquiror and the Company shall reasonably cooperate (including causing their respective Subsidiaries and representatives to cooperate) to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Resale Registration Statement, and each of the Acquiror and the Company shall, respectively, furnish all information concerning itself, its Subsidiaries and its respective members or stockholders as may be reasonably requested in connection with the foregoing. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders, and information regarding such other matters, in each case as may be reasonably necessary or advisable or as may be reasonably requested by the other in connection with the Resale Registration Statement and the transactions contemplated thereby, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or NASDAQ, as applicable) in connection with the Resale Registration Statement and the transactions contemplated thereby.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, unless otherwise mutually agreed by Acquiror and the Company, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Mergers, and (b) take such other action as soon as practicable as may be reasonably necessary, or as a party may reasonably request to satisfy the conditions to the obligations of the other parties set forth in Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) and subject to COVID-19 Measures (i) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and for the Resale Registration Statement, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by the Company and Acquiror in writing; provided, further, that the Company’s financial advisors shall, at the option of such financial advisors, be credited as a placement agent with respect to the PIPE Investment.

Section 8.5. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of shares of the Company Capital Stock, Acquiror Common Shares or Delaware Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby (including the Redemption) by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6. Redemption. Immediately following, and subject to, the Effective Time, the Surviving Corporation shall redeem the shares of Acquiror Common Stock from the Persons set forth on Section 8.6 of the Company Disclosure Letter (or any other Persons mutually agreed upon by Acquiror and the Company) in an aggregate amount equal to $100 million at a purchase price of $10.00 per share, payable in immediately available funds (the “Redemption”).

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained;

(b) The Company Equityholder Approval shall have been obtained;

(c) The Domestication shall have occurred as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(d) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) The waiting period or periods under the HSR Act and the Governmental Authorizations set forth in Section 4.5 of the Company Disclosure Schedule shall have obtained, expired or been terminated, as applicable;

(f) There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Mergers or any Law that makes the consummation of the Mergers illegal or otherwise prohibited; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(g) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(h) The shares of Delaware Acquiror Common Stock to be issued in connection with the Mergers shall have been approved for listing on NYSE or, if mutually agreed by Acquiror and the Company pursuant to Section 7.3, Nasdaq.

Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the date of this Agreement, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) shall be true and correct in all material respects, in each case as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date), except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within thirty (30) days after written notice thereof from Acquiror (or if earlier, 5 Business Days prior to the Agreement End Date);

(c) The Restated Certificate shall have been duly filed and accepted by the Secretary of State of the State of Delaware and shall be in effect, and the Note Conversion, Warrant Settlement and Preferred Stock Conversion shall have occurred or will occur immediately prior to the Effective Time; and

(d) There shall not have occurred a Company Material Adverse Effect after the date of this Agreement that is continuing.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in first sentence of Section 5.12(a) shall be true and correct in all but de minimis respects as of the date of this Agreement, (ii) Acquiror Fundamental Representations (other than the first sentence of Section 5.12(a)) shall be true and correct in all material respects, in each case as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date), except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Acquiror or the ability of Acquiror to enter into and perform its obligations under this Agreement;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.3(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within thirty (30) days after written notice from the Company (or if earlier, 5 Business Days prior to the Agreement End Date);

(c) (i) The amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount and taking into account the payment of any deferred underwriting commissions being held in the Trust Account and any Unpaid Acquiror Transaction Expenses (but prior to payment of any other Transaction Expenses, as contemplated by Section 11.6), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than $450,000,000; and

(d) All of the directors of Acquiror (other than those Persons identified as the initial directors of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6) shall have resigned or otherwise been removed effective as of or prior to the Effective Time.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers or if there shall be adopted any Law that permanently makes consummation of the Mergers illegal or otherwise prohibited;

(c) by the Company or Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date unless Acquiror is in material breach hereof; or

(f) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated September 16, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to First-Step Surviving Corporation after the Effective Time, to:

Reinvent Technology Partners Z

215 Park Avenue, Floor 11

New York, NY 10003

Attention:       Secretary

Email: contact@reinventtechnologypartners.com

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:       H. Rodgin Cohen

        Jared M. Fishman

        Marion Leydier

Email:            cohenhr@sullcrom.com

        fishmanj@sullcrom.com

        leydierm@sullcrom.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Second Effective Time, to:

Hippo Enterprises Inc.

150 Forest Avenue

Palo Alto, CA 94301

Attention:       President

        Assaf Wand

Email:            generalcounsel@hippo.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:       Tad J. Freese

         Miles Jennings

         Chad G. Rolston

Email:             tad.freese@lw.com

         miles.jennings@lw.com

         chad.rolston@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement or any part hereof without the prior written consent of the other parties and any such assignment, delegation or transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 11.5. Rights of Third Parties. Except as expressly provided in Section 7.8, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, except as prohibited by Law, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror or the Surviving Corporation) (collectively, the “Reinvent Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Company Group, on the other hand, any legal counsel, including Sullivan & Cromwell LLP (“S&C”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Reinvent Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among Acquiror, the Sponsor and/or any other member of the Reinvent Group, on the one hand, and S&C, on the other hand (the “S&C Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Reinvent Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the S&C Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the S&C Privileged Communications, by virtue of the Mergers. Notwithstanding the foregoing, if a dispute arises after the Closing between or among the Surviving Corporation or any of its Subsidiaries or its or their respective directors, members, partners, officers, employees or Affiliates (other than the Reinvent Group), on the one hand, and a third party other than (and unaffiliated with) the Reinvent Group, on the other hand, then the Surviving Corporation and/or any member of the Company Group may assert the attorney-client privilege to prevent disclosure to such third party of S&C Privileged Communications, and, in relation to such dispute, no member of the Reinvent Group shall be permitted to waive its attorney-client privilege with respect to such confidential communications without the Surviving Corporation’s prior written consent.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Reinvent Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among the Company and/or any member of the Company Group, on the one hand, and Latham, on the other hand (the “Latham Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Latham Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Latham Privileged Communications, by virtue of the Mergers.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

REINVENT TECHNOLOGY PARTNERS Z

By:	/s/ Michael Thompson
	Name:	Michael Thompson
	Title:	Chief Executive Officer and Chief Financial Officer

RTPZ MERGER SUB INC.

By:	/s/ Michael Thompson
	Name:	Michael Thompson
	Title:	Director

HIPPO ENTERPRISES INC.

By:	/s/ Assaf Wand
	Name:	Assaf Wand
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]